November 2, 2005

Pankit Desai
1303 Bernardo Avenue
Escondido CA 92029

Dear Pankit,

It has been a pleasure talking with you about your career opportunities at Intelligroup; you are the kind of person that we are looking for to play a key role in helping to drive the business towards achieving its market potential. We’re convinced that you can make an immediate impact reaping both professional and financial rewards. In short, we want you to join our team.

The position:

Your title shall be Vice President Client Services. Your expected start date is yet to be determined. You will report directly to Vikram Gulati, Chief Executive Officer.

Cash Compensation

The base salary for the position is $7,083.33 per semi -monthly pay period. This equates to an annual rate of $170,000. You will also eligible to participate in the Intelligroup Management by Objectives Incentive Plan with a 50% of base salary bonus opportunity. For the first year of employment, this bonus will be prorated to 50% of your base salary paid from your start date through December 31, 2005. The parameters of the MBO plan will be reviewed with you within in the first 30 days of your employment. Please note that Intelligroup, in its sole discretion, reserves the right to administer, interpret, or modify any elements of the Management by Objectives plan.

Stock Options:

In addition to the cash compensation detailed above, and subject to the Board of Directors approval, you will receive a stock option grant of 50,000 shares of Intelligroup common stock. Vesting of stock options will be in accordance with the Company’s standard four-year quarterly vesting schedule. The exercise price shall be the closing price of the stock as stated in the Wall Street Journal on one day prior to your first day of your employment.

All options granted are subject to the Company’s stock plan and the standard stock option agreement and subject to the execution of the enclosed non – disclosure, non-compete agreement. Please refer to and adhere to the Intelligroup policies on insider trading before engaging in any sales, regardless of how the options or stock may have been acquired.

Termination:

Cause. The Company may terminate the Employee’s employment for Cause. For purposes of the Agreement, “Cause” shall mean (A) any act of dishonesty or knowing or willful breach of fiduciary duty by Employee ; (B) commission of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Company or any conduct which is in violation of the Company’s policies; (C) any material breach of any provision of the Agreement, or any other agreements between the Employee and Company, by the Employee; or (D) insubordination or refusal to perform assigned duties consistent with duties of the Employee’s position or to comply with the reasonable directions of the Chief Employee Officer or Company’s Board of Directors. If the Employee’s employment is terminated for Cause, the Company shall pay the Employee his full accrued Base Salary through the date of termination at the rate in effect at the time of such termination, and the Company shall have no further obligation to the Employee under the Agreement or under any other agreements or plans. All other compensation accruing after the termination including, without limitation, bonuses, severance and/ or stock option grants shall be forfeited if the Employee is terminated for Cause, except to the extent vested prior to such termination.

Severance:

You shall be eligible for three (3) months of severance pay following the termination of this Agreement unless the agreement is terminated for Cause. The payments shall commence upon the day following termination and continue for a period of three (3) months in accordance with the Company’s standard payroll practices. Severance pay shall include, in addition to base salary, reimbursement of COBRA premiums to the extent that you are not covered by the Company’s health plans during the severance period.

Benefit Programs:

As an Intelligroup employee, you will be eligible to participate in the Company’s 401K, medical, dental, disability, and life insurance benefit programs. Your vacation allowance will be 20 days. Summaries of these plans will be included in your new hire packet.

Relocation:

Intelligroup requires the VP client Services, to perform services under this offer of employment in its Headquarters currently located in Edison, NJ. Relocation expenses, including closing costs for the sale of your existing home, will be reimbursed provided the appropriate receipt documentation for actual expenses incurred is provided for approval by Chief Executive Officer, however the total relocation reimbursement amount is capped and cannot exceed $60,000.

Conditions

Also enclosed is a copy of our employees agreement regarding, inventions, confidentiality and non competition. This offer is conditional on your executing the agreement and on you being able to supply proof of your eligibility to work in the United States (Form I-9).

To indicate your acceptance of this offer, please sign and date this letter in the space provided and return it to Intelligroup Human Resources, Attention, Shirley Spoors, VP Human Resources, 499, Thornall, Edison, NJ 08837, along with a fully executed copy of the Employment Agreement regarding Inventions, Confidentiality, and Non –Competition. A duplicate original is enclosed for your records.

This letter along with the above mentioned agreement relating to the proprietary rights between you and the company and any stock option agreements, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement signed by you and myself.

Intelligroup reserves the right to withdraw this offer of employment if not accepted by you in seven (7) days of receipt or if any representations by you cannot be verified. This offer becomes valid upon Intelligroup’s acceptance of the signed offer letter.

It is recognized that this offer of employment is not intended to create a contract of employment and both Intelligroup and you retain the right to terminate the employment relationship at any time without cause subject to the provisions of this Agreement. This Agreement is bonding on, and shall injure to the benefit of, the successors and assigns of the Company (including, without limitation, the surviving party to a Change of Control).

Sincerely,

/s/ Shirley Spoors
Shirley Spoors
Vice President – Human Resources
Intelligroup, Inc.

The undersigned accepts the above employment offer, agrees that it contains the terms of employment with Intelligroup, and that there are no other terms, expressed or implied. By accepting this offer of employment, the undersigned is acknowledging that no prior employment obligations or other contractual restrictions exist which preclude employment with Intelligroup. It is further understood that this offer is confidential and disclosure outside of your family or financial, accounting, and/or legal advisors, may result in termination of employment or withdrawal of this offer.

Accepted:

/s/ Pankit Desai
Pankit Desai	Date : 11/23/2005
__XXX-XX-XXXX__________
Social Security Number

Intelligroup, Inc. Standard Employee Terms (“Agreement”)

Pankit Desai	Date: November 8, 2005

In consideration of employment with the Company and all the benefits conferred by such employment including, without limitation, any stock option grants now or in the future by the Company, as well as the future access to confidential information to which I shall be privileged by virtue of entering this Agreement, the receipt and sufficiency of which are acknowledged, I, the above-named Employee, hereby agree with the Company as follows.

1.0. Definitions.
1.1. “Company” shall refer to Intelligroup, Inc. and/or its direct or indirect subsidiaries and affiliates.

1.2. "Confidential Information" shall mean a) proprietary information which the Company possesses, or to which the Company has rights, which has commercial value including without limitation, trade secrets, product ideas, designs, configurations, processes, techniques, formulas, software, improvements, inventions, data, know-how, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, lists of present and prospective customers, lists of present or former employees, and any information relating to research, development, programming, purchasing, accounting, engineering, merchandising and licensing as well as any information developed by in the course of my employment with the Company including information relating to inventions under Section 4 below, as well as any other information to which I may have access in connection with your employment; b) any other information of the Company which is designated as “Confidential” or “Proprietary” or by its nature reasonably should be considered “Confidential”; or c) information of others including, without limitation, the customers, partners or other companies or individuals with which the Company conducts business, which is designated or otherwise would reasonably be designated as the confidential or proprietary information of such companies under their policies, procedures or agreements with the Company and, in the absence of such policies, procedures or agreements, by applying the definition of “Confidential Information” as described above to such information. I understand that as an employee of Intelligroup it is my duty to understand the nature of Confidential Information and I will request clarification as necessary.

2. Intelligroup Policies. I understand that Intelligroup has developed certain employment practices, policies and procedures. I agree to review and abide by all Intelligroup’s employment practices, policies and procedures set forth in the Intelligroup Employee Handbook or otherwise distributed by Intelligroup’s Human Resources Department.

3. Confidentiality. I understand and agree that my employment creates a relationship of confidence and trust between myself and the Company with respect all Confidential Information. At all times, both during my employment with the Company and after its termination, I will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the advance written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company. The restrictions set forth in this Section 2 will not apply to information which is generally known to the public or in the trade, unless such knowledge results from an unauthorized disclosure by me, but this exception will not affect the application of any other provision of this Agreement to such information in accordance with the terms of such provision. I likewise agree to immediately report to my supervisor any violation of the Company’s security measures or prohibited disclosure of Confidential Information by any person or organization. I agree to immediately report to my supervisor the names of any persons or organizations that attempt to obtain Confidential Information from me.

4. Documents, records, etc. All documents, records, apparatus, equipment and other physical property, including but not limited to papers, notebooks, manuals, reports, desktops, laptops, printers, mobile phones, remote email assistants, computer files, software, vehicles, tools, keys, entry cards or badges, credit authorizations, user identifications and passwords, whether or not pertaining to Proprietary Information, which are furnished to me by the Company or are produced by me in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such materials and property as and when requested by the Company. In any event, I will return all such materials and property immediately upon termination of my employment for any reason. I will not take with me any such material or property or any copies thereof upon such termination.

5. Ownership of Inventions. I agree that any and all writings, inventions, improvements, processes, procedures, and/or techniques, which I make, conceive, discover or develop, in whole or in part, either alone or jointly with others, directly or indirectly related to my employment with the Company (“Work Product”), shall be the sole property of the Company. The Company will be the sole owner of all patents, copyrights and other proprietary rights in and with respect to such Work Product. To the fullest extent permitted by law, such Work Product will be deemed works made for hire. I hereby transfer and assign to the Company any proprietary rights which I may have or acquire in any such Work Product, and I waive any moral rights or other special rights which I may have or accrue therein. I agree to execute any documents and take any actions that may be required to effect and confirm such transfer and assignment and waiver. The provisions of this Section 4 will apply to all Work Products which are conceived or developed during the term of my employment with the Company, whether before or after the date of this Agreement, and whether or not further development or reduction to practice may take place after termination of my employment, for which purpose it will be presumed that any Work Product conceived by me which are reduced to practice within one year after termination of my employment were conceived during the term of my employment with the Company unless I am able to establish a later conception date by clear and convincing written evidence. The provisions of this Section 5 will not apply, however, to any Inventions which may be disclosed in a separate Schedule attached to this Agreement prior to its acceptance by the Company, representing Inventions made by me prior to my employment by the Company.

6. Disclosure of Inventions. I agree promptly to disclose to the Company, or any persons designated by it, in writing, all Work Products which are or may be subject to the provisions of Section 5.

7. Obtaining and Enforcing Proprietary Rights. I agree to assist the Company, at the Company's request from time to time and at the Company's expense, to obtain and enforce patents, copyrights or other proprietary rights with respect to Work Product in any and all countries. I will execute all documents reasonably necessary or appropriate for this purpose. This obligation will survive the termination of my employment, provided that the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for me and on my behalf, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

8. Solicitation of Employees. I agree that during and for a period of twelve (12) months immediately following the termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or independent contractors to leave their employment or end their business relationship with the Company, or take away such employees or independent contractors, or attempt to solicit, induce, recruit, encourage, or take away any of the Company’s employees or independent contractors, either for myself or for any other person or entity. I agree that if I breach, or propose to breach, any portion of this Section 8, the Company shall be entitled, in addition to all other remedies that it may have, to damages, damages associated with recruiting costs and training costs for replacing Company’s employee.

9. Competitive Activities. I agree that while I am employed by the Company and for a period of twelve (12) months following the termination of my employment with the Company for any reason, whether with or without cause, I will not, without the Company’s express written consent, directly or indirectly, whether as owner, partner, shareholder, director, officer, consultant, agent, employee, contractor, or otherwise: a) engage in any business that, in a reasonable judgement of the Company, is competitive with the Company or which may, in the reasonable judgement of the Company , become competitive with the Company in the foreseeable future, or assist others in any business that is competitive with the Company; b) solicit or accept employment or similar business from, contract with or otherwise assist any customer, partner or other company with which the Company had a business agreement within twelve (12) months preceding the solicitation of such services, except in the course of your employment with the Company; or c) cause or seek to have any customer, partner or other company which the Company has a business agreement with to end or otherwise detrimentally alter their business relationship with the Company.

I understand that the restrictions set forth in this Section 9 are intended to protect the Company's legitimate interest in its Proprietary Information and established customer relationships and goodwill, and agree that such restrictions are necessary, reasonable and appropriate for this purpose.

10. Third-Party Agreements and Rights. I hereby confirm that I am not bound by the terms of any agreement with any previous employer or other party which restricts in any way my use or disclosure of information or my engagement in any business, except as may be disclosed in a separate Schedule attached to this Agreement prior to its acceptance by the Company. I have delivered to the Company true and complete copies of any agreements listed on said Schedule. I represent to the Company that my execution of this Agreement, my employment with the Company and the performance of my proposed duties for the Company will not violate any obligations I may have to any such previous employer or other party. In my work for the Company, I will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and I will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

11. Other Employment. During the term of my employment with the Company, I agree to keep the Company informed of any outside employment rendered by me and that such employment will not adversely affect my employment with the Company. For a period of one (1) year after the termination of my employment with the Company, I will inform any prospective employer, before accepting such employment, of the terms of this Agreement.

12. Equitable Remedies. I agree that it would be difficult to measure any damages caused to the Company which might result from any breach of the terms of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, I agree that if I breach, or propose to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, the party seeking to enforce performance of the terms of this Agreement shall be entitled to all reasonable attorneys fees and third party costs incurred in seeking enforcement of this Agreement, regardless of whether suit or other legal or equitable is commenced, including attorneys fees and costs incurred through engagement in alternative dispute resolution procedures such as mediation or arbitration fees.

13. Binding Effect. This Agreement will be binding upon me and my heirs, executors , administrators and legal representatives and will inure to the benefit of the Company, any subsidiary of the Company, and its and their respective successors and assigns.

14. Enforceability. If any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.

15. Entire Agreement. This Agreement constitutes the entire agreement between the Company and myself with respect to the subject matter hereof. This Agreement may not be amended, modified or waived except by a written instrument duly executed by the person against whom enforcement of such amendment, modification or waiver is sought. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, in any particular case will not prevent any subsequent enforcement of such term or obligation or to be deemed a waiver of any separate or subsequent breach.

16. Employment at Will: Not a Contract or Fixed Term of Employment. I understand that this Agreement does not create any obligation on the part of the Company to continue my employment for any fixed term, and that my employment may be terminated by myself or the Company at any time for any reason, except as may be otherwise provided in a written agreement executed by a duly authorized officer of the Company. In fact, I understand that I am “employed at will” by the Company meaning that either the Company or myself may terminate my employment at any time and for any or no reason.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to me at the last address which I have filed in writing with the Company or, in the case of any notice to the Company, at its main offices, to the attention of its Chief Executive Officer.

18. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York, without giving effect to the conflict of laws principles of New York law. Any legal action or suit related to this Agreement shall be brought exclusively in the courts of New York. Both parties agree that exclusive jurisdiction lies in the state and federal courts residing in New York City for the resolution of disputes.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

/s/ Pankit Desai
Signature of Employee

Date:	11/23/2005

Accepted and Agreed to by
Intelligroup, Inc.

By:

Name:

Title:

Date:

SCHEDULE OF PRIOR INVENTIONS AND THIRD PARTY AGREEMENTS (IF ANY)

Accepted by	Accepted by
Intelligroup, Inc.	Employee

By: Michael Mindel	By: Pankit Desai

Name: /s/ Michael Mindel	Name: /s/ Pankit Desai

Title : HR Manager	Date : 11/23/2005

Date : 11/23/2005